Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS SECOND QUARTER NET REVENUES GROWTH OF 29%;
RAISES FULL YEAR OUTLOOK

•	Second Quarter Net Revenues Increased 29% to $784 Million

•	Raises 2015 Net Revenues Outlook to Approximately $3.84 Billion (+25%)

•	Updates 2015 Operating Income Outlook to a Range of $405 Million to $408 Million (+14% to +15%), Inclusive of the Impact of the Connected Fitness Acquisitions

Baltimore, MD (July 23, 2015) - Under Armour, Inc. (NYSE: UA) today announced financial results for the second quarter ended June 30, 2015. Net revenues increased 29% in the second quarter of 2015 to $784 million compared with net revenues of $610 million in the prior year's period. On a currency neutral basis, net revenues increased 31% compared with the prior year's period. Net income decreased 17% in the second quarter of 2015 to $15 million compared with $18 million in the prior year's period and diluted earnings per share for the second quarter of 2015 were $0.07 compared with $0.08 per share in the prior year's period, inclusive of the impacts of the Endomondo and MyFitnessPal acquisitions.

Second quarter apparel net revenues increased 23% to $515 million compared with $420 million in the same period of the prior year, driven primarily by enhanced product offerings in baselayer and training. Second quarter footwear net revenues increased 40% to $154 million from $110 million in the prior year's period, primarily reflecting continued product expansion across the running category and ongoing excitement around Stephen Curry signature product. Second quarter accessories net revenues increased 39% to $83 million from $60 million in the prior year's period, driven primarily by new introductions across the bags category. Direct-to-Consumer net revenues, which represented 32% of total net revenues for the second quarter, grew 33% year-over-year. International net revenues, which represented 11% of total net revenues for the second quarter, grew 93% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "More than ever before, this year has highlighted that the right investments are key to not only driving near-term results, but building the foundation for the unlimited potential of the Under Armour Brand. In the second quarter of 2015, we witnessed historic performances and accolades from our incredible portfolio of athletes including the NBA's MVP and World Champion Stephen Curry, PGA Tour pro Jordan Spieth who won this year's Masters & U.S. Open and the American Ballet Theatre's first-ever African American female principal dancer Misty Copeland. Leveraging these unprecedented successes for our Brand remain critical as we continue to align our strategy to attack key growth categories and drive deeper connections with the athlete. Some of these powerful connections are already evident across our distribution, where we are investing in expanded relationships with our key sporting goods and mall partners, as well as supporting our own direct-to-consumer capabilities including new Brand House openings across both the U.S. and our International markets. It also means continuing to build one of our key foundations for future growth with Connected Fitness. With our Connected Fitness community now totaling more than 140 million unique registered users and adding on average more than 100,000 new athletes each day, we are pleased with our progress and believe we are still in the early stages of uncovering the potential of what the world's largest digital health and fitness community can do to build consumer engagement and drive healthier lifestyles."

Gross margin for the second quarter of 2015 was 48.4% compared with 49.2% in the prior year's period, primarily reflecting the impacts of foreign exchange rates and planned air freight expenses. Selling, general and administrative expenses as a percentage of net revenues were 44.3% in the second quarter of 2015 compared with 43.5% in the prior year's period, primarily reflecting investments to support Connected Fitness and the opening of global Brand House stores in the quarter. Second quarter operating income decreased 8% to $32 million compared with $35 million in the prior year's period.

Balance Sheet Highlights
Cash and cash equivalents decreased 43% to $171 million at June 30, 2015 compared with $300 million at June 30, 2014. Inventory at June 30, 2015 increased 26% to $837 million compared with $662 million at June 30, 2014. Total debt increased to $716 million at June 30, 2015 compared with $197 million at June 30, 2014, primarily reflecting borrowing to fund the two Connected Fitness acquisitions.

Updated 2015 Outlook
The Company had previously anticipated 2015 net revenues of approximately $3.78 billion, representing growth of 23% over 2014, and 2015 operating income in the range of $400 million to $408 million, representing growth of 13% to 15% over 2014. Based on current visibility, the Company expects 2015 net revenues of approximately $3.84 billion, representing growth of 25% over 2014 and 2015 operating income in the range of $405 million to $408 million, representing growth of 14% to 15% over 2014. The 2015 guidance continues to reflect the net dilutive impact from the Connected Fitness acquisitions, as well as the impact of the strong dollar negatively impacting our operating margin within our international businesses.

Brad Dickerson, COO/CFO of Under Armour, Inc., stated, "The ongoing strength of our Brand and execution of our business plan give us confidence in raising our full year top line outlook. In addition, the confluence of our sports marketing success stories has provided a unique opportunity to drive investment toward areas that we see are key to long-term sustainable growth and we plan to take advantage of this dynamic in the back half of 2015. At the same time, we are increasing our focus on developing sustainable business process improvements and better connecting the components of our value chain to more fully capitalize on our Brand's momentum each season going forward. We look forward to discussing these initiatives and our longer-term business plan in greater detail at our Investor Day on September 16th."

Conference Call and Webcast
The Company will provide additional commentary regarding its second quarter results as well as its updated 2015 outlook during its earnings conference call today, July 23rd, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, this press release refers to certain “currency neutral” financial information, which is a non-GAAP financial measure.  The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for this reconciliation.

Currency neutral financial information is calculated to exclude foreign exchange impact.  Management believes this information is useful to investors to facilitate a comparison of the Company's results of operations period-over-period.  This non-GAAP financial measure should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.  In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter and Six Months Ended June 30, 2015 and 2014
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended June 30,				Six Months Ended June 30,
	2015	% of Net Revenues	2014	% of Net Revenues	2015	% of Net Revenues	2014	% of Net Revenues
Net revenues	$783,577	100.0%	$609,654	100.0%	$1,588,518	100.0%	$1,251,261	100.0%
Cost of goods sold	404,524	51.6%	309,702	50.8%	831,801	52.4%	650,619	52.0%
Gross profit	379,053	48.4%	299,952	49.2%	756,717	47.6%	600,642	48.0%
Selling, general and administrative expenses	347,152	44.3%	265,258	43.5%	697,149	43.9%	539,092	43.1%
Income from operations	31,901	4.1%	34,694	5.7%	59,568	3.7%	61,550	4.9%
Interest expense, net	(4,262)	(0.6)%	(1,227)	(0.2)%	(6,472)	(0.4)%	(2,073)	(0.2)%
Other expense, net	41	—%	247	—%	(1,799)	(0.1)%	(627)	—%
Income before income taxes	27,680	3.5%	33,714	5.5%	51,297	3.2%	58,850	4.7%
Provision for income taxes	12,914	1.6%	16,024	2.6%	24,803	1.5%	27,622	2.2%
Net income	$14,766	1.9%	$17,690	2.9%	$26,494	1.7%	$31,228	2.5%
Net income available per common share
Basic	$0.07		$0.08		$0.12		$0.15
Diluted	$0.07		$0.08		$0.12		$0.14
Weighted average common shares outstanding
Basic	215,590		213,188		215,146		212,788
Diluted	219,921		217,294		219,721		217,134

Under Armour, Inc.
For the Quarter and Six Months Ended June 30, 2015 and 2014
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Apparel	$515,252	$420,028	22.7%	$1,070,707	$879,277	21.8%
Footwear	153,619	109,536	40.2%	314,585	223,580	40.7%
Accessories	83,040	59,932	38.6%	146,191	111,470	31.1%
Total net sales	751,911	589,496	27.6%	1,531,483	1,214,327	26.1%
Licensing revenues	18,104	14,684	23.3%	35,042	27,493	27.5%
Connected Fitness	13,562	5,474	147.8%	21,993	9,441	133.0%
Total net revenues	$783,577	$609,654	28.5%	$1,588,518	$1,251,261	27.0%
NET REVENUES BY SEGMENT

	Quarter Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
North America	$680,776	$558,041	22.0%	$1,381,288	$1,140,578	21.1%
Other foreign countries	89,239	46,139	93.4%	185,237	101,242	83.0%
Connected Fitness	13,562	5,474	147.8%	21,993	9,441	133.0%
Total net revenues	$783,577	$609,654	28.5%	$1,588,518	$1,251,261	27.0%
OPERATING INCOME BY SEGMENT

	Quarter Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
North America	$52,352	$46,616	12.3%	$90,721	$79,536	14.1%
Other foreign countries	(4,388)	(7,074)	38.0%	(54)	(7,727)	99.3%
Connected Fitness	(16,063)	(4,848)	(231.3)%	(31,099)	(10,259)	(203.1)%
Total operating income	$31,901	$34,694	(8.1)%	$59,568	$61,550	(3.2)%

Under Armour, Inc.
As of June 30, 2015, December 31, 2014 and June 30, 2014
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/15	As of 12/31/14	As of 6/30/14
Assets
Cash and cash equivalents	$171,236	$593,175	$300,434
Accounts receivable, net	353,406	279,835	269,133
Inventories	836,605	536,714	662,388
Prepaid expenses and other current assets	125,130	87,177	97,190
Deferred income taxes	71,559	52,498	39,174
Total current assets	1,557,936	1,549,399	1,368,319
Property and equipment, net	430,536	305,564	255,018
Goodwill	591,771	123,256	123,395
Intangible assets, net	83,746	26,230	30,776
Deferred income taxes	33,742	33,570	37,706
Other long term assets	65,882	57,064	48,731
Total assets	$2,763,613	$2,095,083	$1,863,945
Liabilities and Stockholders’ Equity
Accounts payable	$375,431	$210,432	$334,001
Accrued expenses	150,824	147,681	110,649
Current maturities of long term debt	42,737	28,951	19,650
Other current liabilities	22,303	34,563	15,945
Total current liabilities	591,295	421,627	480,245
Long term debt, net of current maturities	373,003	255,250	176,987
Revolving credit facility, long term	300,000	—	—
Other long term liabilities	83,735	67,906	65,954
Total liabilities	1,348,033	744,783	723,186
Total stockholders’ equity	1,415,580	1,350,300	1,140,759
Total liabilities and stockholders’ equity	$2,763,613	$2,095,083	$1,863,945

Under Armour, Inc.
For the Six Months Ended June 30, 2015 and 2014
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net income	$26,494	$31,228
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	46,064	34,347
Unrealized foreign currency exchange rate (gains) losses	19,223	(100)
Loss on disposal of property and equipment	260	73
Stock-based compensation	21,296	23,860
Deferred income taxes	(15,539)	(7,388)
Changes in reserves and allowances	10,710	1
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(85,104)	(53,090)
Inventories	(312,745)	(195,406)
Prepaid expenses and other assets	(21,082)	(16,514)
Accounts payable	170,131	175,674
Accrued expenses and other liabilities	643	(14,286)
Income taxes payable and receivable	(40,264)	(24,065)
Net cash used in operating activities	(179,913)	(45,666)
Cash flows from investing activities
Purchases of property and equipment	(165,485)	(68,901)
Purchase of businesses, net of cash acquired	(539,460)	(10,924)
Purchases of other assets	(2,321)	(260)
Net cash used in investing activities	(707,266)	(80,085)
Cash flows from financing activities
Proceeds from revolving credit facility	300,000	—
Payments on revolving credit facility	—	(100,000)
Proceeds from term loan	150,000	150,000
Payments on long term debt	(18,461)	(6,286)
Excess tax benefits from stock-based compensation arrangements	37,672	26,301
Proceeds from exercise of stock options and other stock issuances	4,944	10,196
Payments of debt financing costs	(947)	(1,714)
Net cash provided by financing activities	473,208	78,497
Effect of exchange rate changes on cash and cash equivalents	(7,968)	199
Net decrease in cash and cash equivalents	(421,939)	(47,055)
Cash and cash equivalents
Beginning of period	593,175	347,489
End of period	$171,236	$300,434

Non-cash investing and financing activities
Decrease in accrual for property and equipment	$(5,693)	$(9,100)
Property and equipment acquired under build-to-suit leases	$5,631	$—
Non-cash acquisition of business	$—	$11,233

Under Armour, Inc.
For the Quarter Ended June 30, 2015 and 2014
(Unaudited)
The table below presents the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH RECONCILIATION

Quarter Ended June 30,
Total Net Revenue	2015
Currency neutral net revenue growth - Non-GAAP	30.9%
Foreign exchange impact	(2.4)%
Net revenue growth - GAAP	28.5%

North America
Currency neutral net revenue growth - Non-GAAP	23.0%
Foreign exchange impact	(1.0)%
Net revenue growth - GAAP	22.0%

Other foreign countries
Currency neutral net revenue growth - Non-GAAP	111.8%
Foreign exchange impact	(18.4)%
Net revenue growth - GAAP	93.4%

BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	As of June 30,
	2015	2014
Factory House	131	119
Brand House	9	5
North America total	140	124

Factory House	8	6
Brand House	12	5
Other foreign countries total	20	11

Factory House	139	125
Brand House	21	10
Total Doors	160	135